Exhibit 10.2

Bristol-Myers Squibb Company

Memorandum

From :	Stephen E. Bear	Date: September 20, 2005

To:	Lamberto Andreotti	Subject: Promotional Assignment

Copy:	Personnel File

Lamberto:

On behalf of Bristol-Myers Squibb Company, I am pleased to extend our offer to promote you to the position of Executive Vice President and President Worldwide Pharmaceuticals, level E13, effective September 20, 2005. This memorandum also serves to confirm certain changes to your compensation, benefits and perquisites pursuant to your promotion.

Base Salary: In your new role, you will be paid as a U.S. employee. Your new annual base salary will be $975,000.

Annual Target Bonus Award: At level E13, your new annual bonus target will be 110% of base salary.

Bonus Deferment: As an executive of Bristol-Myers Squibb, you will continue to be eligible to defer up to 100% of your annual bonus.

Annual Stock-Based Awards: You will be eligible to receive annual stock-based awards (stock options and restricted stock) based on your new grade level and your performance. At level E13, the current stock option guideline is 120,000 shares, while the current restricted stock guideline is 20,000 shares.

Long-Term Performance Award Plan (LTPAP): The prevailing terms and conditions regarding your outstanding awards under LTPAP will remain in effect. At level E13, the current LTPAP guideline is 23,200 shares.

Restricted Stock Award: Effective on the date you enter your new role, you will receive a restricted stock award of 125,000 shares. This award will vest one-third at the end of years 3, 4 and 5 (standard vesting). In the event, however, you are terminated involuntarily, without cause, on or before March 1, 2007, after holding the award for at least one year, 50% of the shares will become fully vested. Regular dividends will be paid on these shares throughout the vesting period. To be eligible for this award, you must execute a Restricted Stock Agreement.

U.S. Benefit Programs and Coverage: Effective on the date you enter your new role, you will begin participating in the Company’s U.S. benefit programs and will cease participating in the Italian programs. Specifically, you are eligible to participate in the following benefit programs: the Flexible Benefit Plan (offering choices of medical, dental, reimbursement account plans, and employee and dependent life insurance coverages); the Short and Long-Term Disability Plans; the Travel Accident Plan; the Survivor Income Plan; and long-term care insurance. In addition, you are eligible to participate in two retirement plans: the Bristol-Myers Squibb Company Savings and Investment Program as well as the Bristol-Myers Squibb Company Retirement Income Plan.

Promotional Assignment – Lamberto Andreotti

September 20, 2005

With some limited exceptions (e.g., the Retirement Income Plan), you must enroll in the benefit programs to be able to participate. Please enroll within 31 days of starting in your new role. For enrollment and additional benefit information, kindly refer to the enrollment materials which will be provided to you. You will also be able to enroll on-line by going to the Benefits Express website at https://BenefitsExpress.bms.com. In order to access Benefits Express, you will need your new HR ID and HR PIN which will be mailed to you separately. If you have questions in reference to receiving your benefit enrollment information, please contact the HR Service Center at 1-800-897-9700.

Relocation Benefits: You will be eligible to receive relocation benefits that will include closing costs and moving expenses relating to the purchase of a single primary residence in proximity to our New York/New Jersey offices. This benefit will not include assistance with the sale of a residence overseas. Your relocation benefits will cover temporary housing expenses for up to 60 days. These relocation benefits will be made available to you for up to one year from your start date in your new role.

Severance Pay: In the event your employment is involuntarily terminated, without cause, by Bristol-Myers Squibb Company, you will be eligible to receive a severance benefit in an amount equal to 2.99 times your annual base salary plus target bonus, at the rate in effect on the date of your termination, provided you timely execute a General Release. If you do not execute a General Release, you will be entitled to basic severance benefits as defined under the Bristol-Myers Squibb Company Severance Plan. The severance benefit will be paid to you in accordance with the payment schedule and subject to all of the terms and conditions of the Bristol-Myers Squibb Company Severance Plan in effect on the date of termination (including but not limited to the terms providing for the eligibility for severance pay, and the determination of which circumstances constitute a termination pursuant to which severance pay would be payable). The enhanced severance payments described above, if selected, will be in lieu of, and not in addition to, the severance (if any) that might ordinarily have been payable to you under the terms of the Bristol-Myers Squibb Company Severance Plan.

Change-in-Control-Agreement: In your new role, you will be provided with a new change-in-control agreement to execute. The new agreement will include references to your eligibility for benefits under our U.S. health and welfare plans.

Company Car Allowance: Your company car allowance will increase from $11,500 to $15,000. The new allowance will become effective on the date you enter your new role and will be applied to your current company car through the remaining term, after which you may select a new car at the new allowance level.

Annual Perquisite Cap: Your annual perquisite cap will increase from $75,000 to $100,000. Under the perquisite cap, you will be required to pay the Company for any amount in excess of $100,000 in annual perquisite value, inclusive of company car, financial planning, tax preparation and personal use of the company aircraft.

Promotional Assignment – Lamberto Andreotti

September 20, 2005

Please call me if you have any questions regarding the aforementioned arrangements.

/s/ R.C. Lodato for S.E. Bear	9-20-2005
Stephen E. Bear	Date

Acceptance:

I accept this promotional assignment, inclusive of the terms and conditions outlined in this memorandum, (Handwritten insertion: understanding that any future reduction of my compensation or diminution of the scope of my responsibilities would constitute an involuntary termination without cause.)

/s/ Lamberto Andreotti	9-20-2005
Lamberto Andreotti	Date

Bristol-Myers Squibb Company

Memorandum

From :	Stephen E. Bear	Date: October 25, 2005

To:	Lamberto Andreotti	Subject: Promotional Assignment – Addendum

Copy:	Personnel File

Lamberto:

This addendum to your promotional assignment memorandum, dated September 20, 2005, serves to provide the following:

The Company agrees that if your responsibilities are materially diminished in scope such that the Company has determined that your grade should be reduced by at least one level, you would be eligible for severance pay and other applicable benefits. You would also be eligible for such benefits if the Company reduces your base salary.

It is the Company’s intent that the aforementioned provisions supersede the handwritten provisions that you noted upon executing your promotional assignment memorandum on September 20, 2005.

Your acceptance of this addendum is requested.

Acceptance:

I hereby accept the provisions set forth in this addendum to my promotional assignment memorandum, dated September 20, 2005. By accepting the aforementioned provisions, I further accept that these provisions supersede the handwritten provisions I noted upon executing my promotional assignment memorandum on September 20, 2005:

/s/ Lamberto Andreotti	October 31, 2005
Lamberto Andreotti	Date